UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 25, 2003

COMDISCO HOLDING COMPANY, INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	000-499-68	54-2066534

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6111 NORTH RIVER ROAD, ROSEMONT, ILLINOIS	60018

(Address of Principal Executive Offices)	(Zip Code)

(847) 698-3000

(Registrant's Telephone Number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Item 5. Other Events and Required FD Disclosure.

On August 25, 2003, Comdisco Holding Company, Inc. (the “Company”) announced that it had agreed to sell the assets of its United States information technology leasing business to Florida-based Bay[4] Capital Partners, LLC (“Bay[4]”). Under the terms of the sale agreement dated as of August 25, 2003, the Company will receive approximately $20 million in cash and Bay[4] will assume approximately $26 million in secured non-recourse debt to third parties. The Company will also retain a secured non-recourse interest of approximately $25 million in certain other leases. In addition, the Company will receive a note in the amount of approximately $42 million payable primarily from the realization of the residual value of the assets. The sale is subject to customary closing conditions, including the receipt of regulatory approvals and the funding of Bay[4]’s committed bank financing, and is expected to close no later than September 15, 2003.

On August 25, 2003, the Company issued a press release regarding the execution of the sale agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated in its entirety herein by reference.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(a)	Financial Statements of Businesses Acquired: N/A
(b)	Pro Forma Financial Information: N/A
(c)	Exhibits:

Exhibit No.	Description

99.1	Press Release of Comdisco Holding Company, Inc., dated August 25, 2003

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMDISCO HOLDING COMPANY, INC.

Dated:	August 26, 2003	By:	/s/ Robert E. T. Lackey

Name:	Robert E. T. Lackey
Title:	Executive Vice President, Chief Legal Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of Comdisco Holding Company, Inc., dated August 25, 2003